Exhibit 99.1

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP, LTD. ANNOUNCES FOURTH QUARTER AND FULL-YEAR FISCAL 2021 RESULTS

— GAAP Net Income Per Diluted Share for Fiscal 2021 of $0.48 is Inclusive of $(1.14) Per Diluted Share of Losses Related to Wilsons Leather and G.H. Bass Store Operations —

— GAAP Net Income Per Diluted Share for the Fourth Quarter of $0.30 is Inclusive of $(0.17) Per Diluted Share of Losses Related to Wilsons Leather and G.H. Bass Store Operations —

— Completed Closing of Wilsons Leather and G.H. Bass Stores in Fiscal 2021 —

— Cash and Credit Facility Availability of Approximately $825 Million at Fiscal Year End 2021 —

— Provides Guidance for First Quarter of Fiscal Year 2022 —

New York, New York – March 18, 2021 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the fourth quarter and full fiscal 2021 year ended January 31, 2021.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “The resiliency and flexibility demonstrated by our high performing teams has been nothing short of amazing. Our entrepreneurial culture, with a merchant led focus, proved to be invaluable as we responded to the casual trend by designing the right merchandise for our retail partners. We further elevated our position as a key supplier of choice for a broad range of apparel and accessories. We ended fiscal year 2021 with continued improvement in our wholesale operations and completed the restructuring of our retail operations.”

Mr. Goldfarb concluded, “We enter fiscal year 2022 in a good inventory position, which is weighted toward casual product that remains in high demand. As the year progresses, we believe there will be an  increasing desire for dressier apparel and accessories. We are working closely with our retail and vendor partners to be in a position to bring these products to market in a timely manner. Our strong financial position and liquidity enables us to continue to fund our operations, as well as consider acquisitions.”

Net sales for the fiscal year ended January 31, 2021 decreased 35.0% to $2.06 billion from $3.16 billion in the prior year. The Company reported GAAP net income for the fiscal year of $23.5 million, or $0.48 per diluted share, compared to $143.8 million, or $2.94 per diluted share, in the prior year.

The Company has completed the restructuring of its retail operations segment and has permanently closed the Wilsons Leather and G.H. Bass stores. Included in the Company’s results for the fiscal year ended January 31, 2021, are net losses from the Wilsons Leather and G.H. Bass store operations of $55.7 million, or $(1.14) per diluted share, compared to $31.7 million, or $(0.65) per diluted share, in the prior year’s comparable period. The results for each period reflect direct store operations including impairment charges, but do not include any allocated corporate overhead charges, shared administrative expenses or shared distribution expenses. These operating results for Wilsons Leather and G.H. Bass are presented solely to provide the historical operating results of the portion of the Company’s retail operations segment that was closed and are not intended to be used to develop expectations for future results of the Company or to indicate any future level of profitability of the Company.

For the fourth quarter ended January 31, 2021, net sales decreased 30.3% to $526.2 million from $754.6 million in the fourth quarter last year. The Company reported GAAP net income for the fourth quarter of $14.6 million, or $0.30 per diluted share, compared to $25.3 million, or $0.52 per diluted share, in the fourth quarter last year.

Included in the Company’s fourth quarter results are net losses from the Wilsons Leather and G.H. Bass store operations of $8.6 million, or $(0.17) per diluted share, compared to $15.9 million, or $(0.33) per diluted share, in the prior year’s comparable period.

Outlook

As there continues to be uncertainty associated with the impact of the COVID-19 pandemic on our results, the Company is only providing guidance for the first quarter of fiscal year 2022, ending on April 30, 2021.

For the first quarter of fiscal year 2022, we expect net sales of approximately $460.0 million, which compares to $405.1 million in the same period last year. Last year’s net sales for the first quarter include $19.3 million for the Wilsons Leather and G.H. Bass stores. GAAP net income for the first quarter of fiscal year 2022, is expected to be in the range of $0.05 and $0.15 per diluted share. This compares to a GAAP net loss of $(0.82) per share in last year’s first quarter, which includes a net loss per share of $(0.33) associated with the Wilsons Leather and G.H. Bass store operations.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s substantial portfolio of more than 30 licensed and proprietary brands is anchored by five global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld Paris. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G.H. Bass, Eliza J, Jessica Howard, Andrew Marc and Marc New York. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League and over 150 U.S. colleges and universities. G-III also distributes directly to consumers through its DKNY, Karl Lagerfeld Paris and Vilebrequin stores and its digital channels for the DKNY, Donna Karan, Vilebrequin, Karl Lagerfeld Paris, Andrew Marc, Wilsons Leather and G.H. Bass brands.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, risks related to the COVID-19 outbreak, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, risks related to our indebtedness, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, the impact on G-III’s business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(Nasdaq: GIII)

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2021	2020	2021	2020

	(Unaudited)		(Unaudited)

Net sales	$526,242	$754,617	$2,055,146	$3,160,464
Cost of goods sold	338,649	503,529	1,310,704	2,042,524
Gross profit	187,593	251,088	744,442	1,117,940

Selling, general and administrative expenses	150,755	187,293	605,102	832,180
Depreciation and amortization	8,880	9,772	38,625	38,735
Asset impairments, net of lease terminations	501	21,717	17,873	19,371
Operating profit	27,457	32,306	82,842	227,654

Other income (loss)	3,126	(427)	3,238	(1,149)
Interest and financing charges, net	(12,117)	(10,784)	(50,354)	(44,407)
Income before income taxes	18,466	21,095	35,726	182,098

Income tax expense (benefit)	3,846	(4,193)	12,203	38,261
Net income	$14,620	$25,288	$23,523	$143,837
Less: Loss attributable to noncontrolling interests	(22)	—	(22)	—
Net income attributable to G-III Apparel Group, Ltd.	$14,642	$25,288	$23,545	$143,837

Net income attributable to G-III Apparel Group, Ltd. per common share:
Basic	$0.30	$0.53	$0.49	$2.98
Diluted	$0.30	$0.52	$0.48	$2.94

Weighted average shares outstanding:
Basic	48,367	47,841	48,242	48,209
Diluted	49,299	48,484	48,781	48,895

Selected Balance Sheet Data (in thousands):	At January 31,
	2021	2020
	(Unaudited)

Cash and cash equivalents	$351,934	$197,372
Working capital	925,449	754,728
Inventories	416,503	551,918
Total assets	2,426,394	2,565,137
Long-term debt	512,352	397,467
Operating lease liabilities	205,228	312,206
Total G-III Apparel Group, Ltd. Stockholders' Equity	1,336,241	1,290,672

SELECT STATEMENT OF OPERATIONS DATA OF WILSONS LEATHER AND G.H. BASS STORES

(In thousands, except per share amounts)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2021	2020	2021	2020

	(Unaudited)

Net sales	$14,713	$85,478	$91,848	$251,511

Operating loss (1)	(10,881)	(17,459)	(84,654)	(41,896)

Operating loss before income taxes	(10,881)	(17,459)	(84,654)	(41,896)

Operating loss, net of taxes	$(8,615)	$(15,903)	$(55,739)	$(31,696)

Operating loss per common share:
Basic	$(0.18)	$(0.33)	$(1.16)	$(0.66)
Diluted	$(0.17)	$(0.33)	$(1.14)	$(0.65)

The table above reflects the four wall operations of Wilsons Leather and G.H. Bass stores, which are included in the consolidated operating results of the Company. As part of our retail restructuring, we closed all of these stores. The results for this portion of our retail operations segment include impairment charges, but do not include any allocated corporate overhead charges, shared administrative expenses or shared distribution center expenses. Corporate overhead charges, shared administrative expenses and shared distribution center expenses have been excluded as these expenses will continue to be incurred by the Company notwithstanding the restructuring of its retail operations segment. The Company continues to evaluate to what extent these expenses might be able to be reduced upon the completion of the restructuring. No interest expense has been allocated in calculating these operating results. The tax rate used assumes the same overall effective rate that is reflected in the Company’s consolidated financial statements for fiscal 2021. For fiscal 2020, the tax rate used excludes certain adjustments related to foreign tax rate changes in fiscal 2020. The table above also reflects the results of operations of the Company’s four Calvin Klein Performance stores that were closed as part of the retail restructuring. The operating results of the four Calvin Klein Performance stores are also included in the consolidated operating results of the Company.

(1)  Includes $21.2 million, $16.9 million and $18.9 million of impairment charges, net of lease terminations, recorded during the quarter ended January 31, 2020 and twelve month periods ended January 31, 2021 and 2020, respectively.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

VP of Investor Relations and Treasurer

(646) 473-5228

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646) 277-1235